Exhibit 10.56
AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amendment to the Amended and Restated Employment Agreement (this “Amendment”) by and between HLTH Corporation, a Delaware corporation (the “Company”), and Charles Mele (“Executive”) is effective as of December 16, 2008.
     WHEREAS, Executive and the Company (formerly known as Emdeon Corporation) are parties to an Amended and Restated Employment Agreement dated as of February 1, 2006 (the “Employment Agreement”); and
     WHEREAS, Executive and the Company desire to amend the Employment Agreement to comply with final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, the parties agree that the Agreement is amended as set forth below:
1.	Section 5.2(a) is amended by adding the following sentences to the end thereof:

“The payments and benefits under this Section 5.2 is subject to Section 5.4. The timing of payments and benefits under this Section 5.2 is subject to Section 5.9 and Section 5.10 below.”

2.	Section 5.3(a)(i)-(iii) is amended in its entirety to read as follows (for the sake of clarity, subsections (iv)-(vi) and the proviso at the end thereof are unchanged by this Amendment):
     “(a) The Employment Period may be terminated at any time by the Company without Cause. If the Company terminates the Employment Period without Cause, the Company shall have the following obligations to Executive subject to Section 5.3(c):
(i)	A continuation of the Base Salary for a period (the “Severance Period”) commencing on the date of termination and ending on the third anniversary of the date of termination.

(ii)	Executive shall be eligible to continue to participate during the Severance Period, on the same terms and conditions that would have applied had he remained in the employ of the Company during the Severance Period, in all medical, vision, dental and life insurance plans provided to Executive pursuant to Section 2.2 at the time of such termination and which are provided by the Company to its employees following the date of termination (“Welfare Plans”). With respect to any continuation of Executive’s insurance coverage under this Section 5.3(a)(ii), the Company may require Executive to elect “COBRA,” and, in such case, the Company will pay that portion of the COBRA premium that the Company pays for active employees with the same coverage for the period that Executive is eligible for COBRA. In lieu of continued participation in the Company’s disability insurance plan, the Company shall make three lump sum payments to Executive, each of which to be in an amount equal to the greater of two times the annualized cost that the Company had paid for Executive’s disability insurance during the year in which the termination occurs and $10,000, for each year during the Severance Period; provided that any subsequent payments that would have been due will cease upon Executive becoming eligible for disability payments with a subsequent employer. The first payment shall be made on the Starting Date (as defined below), but subject to Section 5.3(c), and the second and third payments shall be made (if due) within 30 days after the first and second anniversaries of the date of termination.

(iii)	(A) If the termination of Executive’s employment occurs after the completion of the Company’s fiscal year, but prior to the payment of the bonus for that year contemplated by Section 2.6, Executive shall be entitled to receive the bonus otherwise payable in accordance with such Section (if any) at such time as bonuses are paid generally to executive officers for such year (but in no event later than March 15 of the year following the year for which the bonus is payable); (B) payment by the Company to Executive of a bonus for the fiscal year in which termination of employment occurs payable at such time as bonuses are paid generally to executive officers for such year, but no later than March 15 of the year following the year in which Executive’s employment terminates, the amount (the “Prior Bonus Payment”) of which to be the greater of (y) the bonus paid by the Company to the Executive for the fiscal year immediately prior to the date of termination (if any) and (z) the average of the bonus payments paid for the three years immediately prior to the date of termination and (C) payment by the Company to Executive of a bonus for the two years following the fiscal year in which the termination of employment occurs payable at such time as bonuses are paid generally to executive officers for such years, but, in each case, in no event later than December 31 of the year following the year to which such bonus relates, the amount of each bonus being equal to the Prior Bonus Payment.”
3.	A new subsection (c) is added at the end of Section 5.3 to read as follows:

“The payments and benefits under this Section 5.3 is subject to Section 5.4. The timing of payments and benefits under this Section 5.3 is subject to Section 5.9 and Section 5.10 below.”

4.	Section 5.4 is amended by deleting the last sentence thereof and inserting the following:

“Accordingly, in order to receive any of the benefits described in Section 5.2, 5.3, 5.5 or Section 5.6 under this Agreement, Executive must (i) execute and deliver to the Company an acknowledgement confirming the above within fifty (50) days of the date of Executive’s termination of employment and (ii) not revoke such acknowledgement pursuant to any revocations rights afforded by law. The Company shall provide to Executive the form of such acknowledgement no later than three (3) days following Executive’s termination of employment. If Executive does not timely execute and deliver to the Company such acknowledgement, or if Executive executes it, but revokes it, no benefits under Section 5.2, 5.3, 5.5 or Section 5.6 shall be paid.”

5.	Section 5.5(a) is amended by adding the following sentences to the end thereof:

“The payments and benefits under this Section 5.5 is subject to Section 5.4. The timing of payments and benefits under this Section 5.5 is subject to Section 5.9 and Section 5.10 below.”
     6.      Section 5.6 is amended by adding the following new subsections (d) and (e) to the end thereof:
“(d) For the sake of clarity, no public offering or any split-off, spin-off or other divestiture of WebMD Health to stockholders of either the Company or WebMD Health or any merger or similar combination only between the Company and WebMD Health (or affiliates thereof) shall constitute a Change in Control of the Company or of WebMD Health for purposes of this Agreement.
(e) The payment and benefits under this Section 5.6 is subject to Section 5.4. The bonus payments shall be made in the same manner as set forth in Section 5.3(a)(iii) and the timing of payments and benefits under this Section 5.6 is subject to Section 5.9 and Section 5.10 below.”
     7.      Section 5 is amended by deleting Section 5.9, and inserting a new Section 5.9 and a new Section 5.10 to read as follows:
     “5.9 Time of Payment. “The payments of Base Salary described in Sections 5.2, 5.3, 5.5 or 5.6 above shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the Severance Period. Commencement of the Base Salary described in Sections 5.2, 5.3, 5.5 or 5.6 shall begin on the first payroll date that occurs in the first month that begins 60 days after the date of Executive’s termination of employment (the “Starting Date”) provided that Executive has satisfied the requirements of Section 5.4 of this Agreement; provided, however, that payment may be made on any date no earlier than 30 days prior to such payroll date if the provisions of Section 5.4 have been satisfied (including the expiration of the applicable revocation period). The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payments of the Base Salary described in Sections 5.2, 5.3, 5.5 or 5.6 had begun on the first payroll date following Executive’s termination of employment. This timing of the commencement of benefits is subject to Section 5.10 below.
     5.10 Potential Delay of Payment. Notwithstanding the foregoing or any other provisions of this Agreement, any payment under this Agreement of the benefits described in Sections 5.2, 5.3, 5.5 or 5.6 above (including the provision of benefits under Welfare Plans) that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until the later of (i) six months after the date of Executive’s termination of employment or Executive’s death and (ii) the payment date or commencement date specified in this Agreement for such payment(s). On the earliest date on which such payments can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. If the amount of the employer portion of any premiums for any Welfare Plan are delayed as a result of this Section 5.10, Executive shall pay such premiums until the earliest date at which the Company may pay the premiums without violating the requirements of Section 409A(a)(2)(B)(i) of the Code and, on such date, the Company shall reimburse Executive for all of such premiums paid by Executive.”
8.	Section 8 is amended by adding a new Section 8.5 to read as follows:
     “8.5 Time for Gross-Up Payment. Notwithstanding anything contained herein to the contrary, the Company shall pay to Executive any Gross-Up Payments hereunder no later than sixty days following the date that Executive pays the corresponding tax.”

9.	Section 9.5 is amended by deleting the last sentence thereof and replacing it with the following:
“The Company agrees that if an action is commenced by the Company or Executive hereunder and Executive prevails or such action is settled by the parties, the Company shall reimburse Executive for his reasonable legal fees in connection with such action provided that Executive submits a written expense report for such reimbursement at least 60 days prior to December 31 of the year following the year in which he incurred the legal fees. Executive’s right to the fees under this Section 9.5 shall not be subject to liquidation or exchange for another benefit. Subject to the requirement for Executive’s submission of a written expense report, the Company shall pay to Executive the amount of such legal fees no later than the earlier of (a) sixty days after Executive submits the written expense report for reimbursement or (b) December 31 of the year following the year in which Executive incurred the legal fees. Notwithstanding the foregoing, if the action is still pending as of October 31 of any year following a year which Executive incurs such legal fees, then the Company shall be obligated to pay Executive’s reasonable legal fees within 45 days following the court decision or settlement, whichever is applicable, if (a) Executive prevails on such action or such action is settled and (b) Executive submits a written expense report for reimbursement within 30 days following the court decision or settlement, whichever is applicable”
10.	Section 9 is amended by adding a new Section 9.9 to read as follows:
“9.9 Section 409A Savings Clause. It is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to you or any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of that section.”

11.	Section 9 is further amended by adding a new Section 9.10 to read as follows:
     “9.10 Separation from Service. For purposes of this Agreement, all references to Executive’s termination of employment shall mean his “separation from service” as defined under Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions thereunder.”
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

HLTH CORPORATION

By:	/s/ Anne N. Smith Name: Anne N. Smith
Title: Vice President — Legal

/s/ Charles A. Mele

CHARLES A. MELE